Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

FRESH VINE WINE, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (4)	Maximum Aggregate Offering Price (4)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.001 par value	Rule 457(c) and Rule 457(h)	1,800,000 (2)	$4.66	$8,379,000.00	$0.0000927	$776.73
Fees to Be Paid	Equity	Common Stock, $0.001 par value	Rule 457(c) and Rule 457(h)	1,500,004 (3)	$4.66	$6,982,518.62	$0.0000927	$647.28
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts				-	$15,361,518.62	-	$1,424.01
	Total Fees Previously Paid				-	-	-	-
	Total Fee Offsets				-	-	-	-
	Net Fee Due				-	-	-	$1,424.01

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”), of Fresh Vine Wine, Inc. (the “Registrant”) that may become issuable under the Registrant’s 2021 Equity Incentive Plan (the “Plan”) and upon the exercise of the Registrant’s Founder Option Agreements, by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the outstanding shares of Common Stock.
(2)	Represents 1,800,000 shares of Common Stock reserved for issuance under the Registrant’s 2021 Equity Incentive Plan.
(3)	Represents 1,500,004 shares of Common Stock that may be issued upon the exercise of the Registrant’s Founder Option Agreements.
(4)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act by averaging the high and low sales prices of the Registrant’s Common Stock reported on The NYSE American on February 18, 2022.